SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant  /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement             / / Confidential, for use of the
                                                Commission only (as permitted
                                                By Rule 14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to
    Rule 14a-12

                           ALAMOSA HOLDINGS, INC.
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              (Name of Registrant As Specified In Its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
    0-11.

1)       Title of each class of securities to which transaction applies:

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2)       Aggregate number of securities to which transaction applies:

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3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ /      Fee paid previously with preliminary materials.

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/ /      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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4)       Date filed:

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                           ALAMOSA HOLDINGS, INC.
                              5225 S. Loop 289
                            Lubbock, Texas 79424

                  Notice of Annual Meeting of Stockholders
                               June 14, 2001
                          at 10:00 a.m. local time

To the stockholders of Alamosa Holdings, Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders of ALAMOSA HOLDINGS, INC. ("Alamosa Holdings"), a Delaware corporation, will be held at The Holiday Inn--Park Plaza Hotel and Conference Center, 3201 S. Loop 289, Lubbock, Texas, on June 14, 2001, at 10:00 a.m., local time, for the following purposes:

         1. To elect three directors to the Board of Directors of Alamosa Holdings to serve for a term of three years and to elect one director to the Board of Directors of Alamosa Holdings to serve for a term of one year;

         2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of Alamosa Holdings for the year ending December 31, 2001;

         3. To approve and adopt the amendment and restatement of the Restated Certificate of Incorporation of Alamosa (Delaware), in the manner described herein; and

         4. To transact such other business as may properly be brought before the meeting.

         These items of business are described in detail in the attached proxy statement. Holders of record of Alamosa Holdings common stock at the close of business on April 16, 2001, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by the stockholders of Alamosa Holdings, for any purpose germane to the Annual Meeting, during ordinary business hours beginning 10 days prior to the date of the meeting, at Alamosa Holdings' executive offices at 5225 S. Loop 289, Lubbock, Texas.

         Your vote is important. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the Annual Meeting.



                                      By Order of the Board of Directors,


                                      /s/ Kendall W. Cowan

                                      Kendall W. Cowan
                                      Chief Financial Officer and Secretary



Lubbock, Texas
May 25, 2001


                           ALAMOSA HOLDINGS, INC.
                              5225 S. Loop 289
                            Lubbock, Texas 79424

                    -----------------------------------

             PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS


         This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of ALAMOSA HOLDINGS, INC. ("Alamosa Holdings"), a Delaware corporation, for use at the Annual Meeting of Stockholders (the "Meeting") to be held at The Holiday Inn--Park Plaza Hotel and Conference Center, 3201 S. Loop 289, Lubbock, Texas, on June 14, 2001, at 10:00 a.m. local time, and at any adjournment thereof. The proxy statement and accompanying proxy are first being sent to stockholders on or about May 30, 2001.

Introductory Note

         Alamosa PCS Holdings, Inc. completed its initial public offering of common stock on February 3, 2000. On December 14, 2000, Alamosa PCS Holdings, Inc. formed a new holding company pursuant to Section 251(g) of the Delaware General Corporation Law (the "Holding Company Formation"). In that transaction, each share of Alamosa PCS Holdings, Inc. was converted into one share of the new holding company, and the former public company, which was renamed Alamosa (Delaware), Inc. (referred to herein as "Alamosa (Delaware)"), became a wholly owned subsidiary of the new holding company, which was renamed Alamosa PCS Holdings, Inc. (referred to herein as "Alamosa PCS Holdings"). On February 14, 2001, Alamosa Holdings became the new public holding company of Alamosa PCS Holdings and its subsidiaries pursuant to a reorganization transaction in which a wholly owned subsidiary of Alamosa Holdings was merged with and into Alamosa PCS Holdings (the "Reorganization"). As a result of the Reorganization, Alamosa PCS Holdings became a wholly owned subsidiary of Alamosa Holdings, and each share of Alamosa PCS Holdings common stock was converted into one share of Alamosa Holdings common stock.

         References in this Proxy Statement to the "Company" refer to, and all disclosure contained herein with respect to director and executive compensation, board committee meetings and actions, stock price performance and other matters reflects information for: (i) Alamosa Holdings, for all periods after completion of the Reorganization, during which time it was the public holding company, (ii) Alamosa PCS Holdings, for the period after the Holding Company Formation but prior to the Reorganization, during which time it was the public holding company, and (iii) Alamosa (Delaware) (formerly Alamosa PCS Holdings, Inc.), for the period prior to the Holding Company Formation, during which time it was the public holding company.

Record Date

         The Board of Directors has fixed the close of business on April 16, 2001 as the record date (the "Record Date") for determination of stockholders entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 91,946,843 shares of common stock, par value $0.01 per share (the "Common Stock"), of Alamosa Holdings outstanding, held by approximately 231 holders of record. At the Meeting, each holder of Common Stock will have one vote for each share of Common Stock held.

Quorum

         The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or by proxy, will constitute a quorum at the Meeting. Shares held by persons attending the Meeting but not voting, and shares represented in person or by proxy and for which the holder has abstained from voting, will be counted as present at the Meeting for purposes of determining the presence or absence of a quorum.

         All votes cast in person or by proxy will be counted by representatives of Mellon Investor Services, transfer agent for the Common Stock, who will serve as the inspector of elections at the Meeting and who will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes for the election of directors of the Company and for each other proposal. "Broker non-votes" occur where a broker holding stock in "street name" votes the shares on some matters but not others. The missing votes are deemed to be "broker non-votes." The inspector of elections will treat "broker non-votes" as shares that are present and entitled to vote for the purpose of determining whether a quorum exists. However, for the purpose of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present or entitled to vote with respect to that matter (even though those shares are considered present for quorum purposes and may be entitled to vote on other matters).

Votes Required For Approval of the Proposals

         Directors of the Company will be elected by a plurality of the votes cast at the Meeting. In the election of directors of the Company, votes to withhold authority, abstentions from voting and "broker non-votes," if any, will be disregarded and have no effect on the outcome of the vote.

         Ratification of the appointment of independent auditors of the Company requires the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon who are present, either in person or by proxy, at the Meeting. With respect to the ratification of the appointment of auditors of the Company, abstentions from voting will have the same effect as voting against such matter and "broker non-votes," if any, will be disregarded and have no effect on the outcome of the vote.

         Approval and adoption of the amendment and restatement of the Restated Certificate of Incorporation of Alamosa (Delaware) requires the affirmative vote of the holders of a majority of the outstanding stock of the Company entitled to vote thereon. Abstentions from voting and "broker non-votes" will have the same effect as votes against the adoption of the amendment.

Proxies

         All shares of Common Stock represented by properly executed proxies received before or at the Meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares represented by such proxy card will be voted "FOR" approval of each of the four proposals to be voted on at the Meeting. You are urged to mark the box on your proxy card to indicate how to vote your shares.

         You may revoke your proxy at any time before it is voted by:

             o submitting a written notice of revocation to the Secretary of the Company at 5225 S. Loop 289, Lubbock, Texas 79424;

             o    executing and delivering a subsequently dated proxy; or

             o appearing in person and voting at the Meeting if you are a holder of record.

         Attendance at the Meeting will not in and of itself constitute revocation of a proxy.


                    ELECTION OF DIRECTORS OF THE COMPANY
                                (Proposal 1)

         Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board of Directors consists of three classes of directors with overlapping three year terms. One class of directors is elected each year with the term of each such class expiring on the third succeeding annual meeting after the election of such class. The Company's Amended and Restated Certificate of Incorporation also states that the number of directors shall be not less than three, with the exact number to be set from time to time by the Board of Directors. The Board of Directors currently has fixed the number of directors at twelve, and the Board of Directors currently consists of four Class I directors, three Class II directors and four Class III directors, with one vacancy in Class II. The Board of Directors has adopted resolutions reducing the size of the Board to eleven and reducing the number of directors in Class I to three. Accordingly, at the Meeting, three directors will be elected as Class I directors for a three year term and until their successors shall have been elected and qualified, and one director will be elected as a Class II director for a one-year term and until his successor shall have been elected and qualified. Unless otherwise indicated on any proxy, the proxy holders intend to vote the shares represented by each properly executed proxy for each of the four nominees standing for re-election as set forth below. If a proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies.

         Directors of the Company will be elected by a plurality of the votes cast at the Meeting. In the election of directors of the Company, votes to withhold authority, abstentions from voting and "broker non-votes," if any, will be disregarded and have no effect on the outcome of the vote.

         The amended and restated by-laws of each of Alamosa Holdings and Alamosa PCS Holdings contain a provision (together, the "Pass-Through Voting Provisions") which together have the effect of requiring that the shares of common stock of Alamosa (Delaware) that are owned by Alamosa PCS Holdings may only be voted by Alamosa PCS Holdings in proportion to the vote of, or as directed by the vote of, the stockholders of Alamosa Holdings. As a result of the Pass-Through Voting Provisions, Alamosa PCS Holdings, as the sole stockholder of Alamosa (Delaware), may only vote its shares of Alamosa (Delaware) stock on the election of directors of Alamosa (Delaware) in proportion to, or as directed by, a vote of the stockholders of Alamosa Holdings. The Alamosa (Delaware) Board of Directors is classified in the same manner as, and consists of the same eleven persons as those serving on, the Alamosa Holdings Board of Directors. Accordingly, your vote with respect to the election of four nominees to serve on the Board of Directors of Alamosa Holdings will also constitute a vote to direct Alamosa PCS Holdings with respect to its vote for the election of the same four nominees to serve on the Board of Directors of Alamosa (Delaware).

         Unless otherwise indicated on any proxy, the votes applicable to shares represented by properly executed proxies in the accompanying form will be cast in favor of the four nominees named below. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE FOUR NOMINEES IDENTIFIED BELOW.


         The following table sets forth information concerning the Company's directors as of May 25, 2001.

             CURRENT DIRECTORS WHO ARE NOMINEES FOR REELECTION

                                                        New Term Will Expire
Name                                 Age                at Annual Meeting In
----                                 ---                --------------------
Nominees for Class I:
  Ray M. Clapp, Jr.                   41                         2004
  Thomas Hyde                         56                         2004
  Jimmy R. White                      61                         2004
Nominee for Class II:
  Thomas F. Riley, Jr.                55                         2002

             CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

                                                             Term Expires at
Name                          Class           Age           Annual Meeting In
----                          -----           ---           -----------------
Michael R. Budagher            II             42                  2002
Schuyler B. Marshall           II             55                  2002
Steven C. Roberts              II             49                  2002

David E. Sharbutt              III            51                  2003
Scotty Hart                    III            51                  2003
Tom M. Phelps                  III            52                  2003
Michael V.  Roberts            III            52                  2003

Nominees

         Ray M. Clapp, Jr. Mr. Clapp has served as a director since the Company was founded in July 1998. Since 1995, Mr. Clapp has been Managing Director, Acquisitions and Investments for the Rosewood Corporation, the primary holding company for the Caroline Hunt Trust Estate. From 1989 to 1995 he has held various officer level positions with the Rosewood Corporation and its subsidiaries. Prior to his employment with the Rosewood Corporation, Mr. Clapp was a consultant with Booz, Allen & Hamilton, a management consulting firm. Mr. Clapp received his Bachelor of Science and Engineering degree, with honors, from Princeton University and earned a Master of Business Administration from the University of Texas at Austin.

         Thomas Hyde. Mr. Hyde has served as a director since the Company was founded in July 1998. Since 1998, Mr. Hyde has served as Manager of Taylor Telephone Cooperative, Inc., a landline telephone service provider, and from 1996 to 1997 he served as Assistant Manager of that company. He has also served as Manager of Taylor Telecommunications, Inc., a cellular service provider. Prior to 1996, Mr. Hyde was self-employed in the farming and ranching business. Mr. Hyde was also Secretary of Alamo IV LLC until its dissolution in November 1999. Mr. Hyde currently serves as a director of Alamo Cellular, Inc., and was a director of Taylor Telephone Cooperative, Inc. and Taylor Telecommunications, Inc. from 1979 to 1996.

         Jimmy R. White. Mr. White has served as a director since the Company was founded in July 1998. He has served as the General Manager of XIT Rural Telephone Cooperative, Inc. and its subsidiaries, XIT Telecommunication & Technology, Inc., XIT Cellular, and XIT Fiber, Inc., all wireline and wireless telecommunications services providers, since 1975. He was also the Treasurer of Alamo IV LLC until its dissolution in November 1999. Mr. White currently serves as the President of Alamo Cellular, Inc., He also currently serves as a director of Texas Telephone Association, a non-public company, and Forte of Colorado, a general partnership.

         Thomas F. Riley, Jr. Mr. Riley, a licensed CPA, has served as a director of the Company since his appointment to the Board of Directors on March 30, 2001 in connection with the completion by the Company of its acquisition of Southwest PCS Holdings, Inc. Mr. Riley has served as Executive Vice President and Chief Operating Officer of Chickasaw Holding Co. since January 1997. From July 1999 to March 2001, Mr. Riley served as President and Chief Executive Officer of Southwest PCS Holdings, Inc. Before he joined Chickasaw, Mr. Riley was associated with Dobson Communications Corp. from 1970 through 1996, first as external auditor and consultant, then Chief Financial Officer from 1986 through 1995 and then as President of Dobson Telephone Co. in 1996. Pursuant to the agreement providing for the acquisition of Southwest PCS Holdings, Inc., the Company agreed to nominate Mr. Riley for re-election to the Board of Directors and to solicit proxies in favor of his re-election to the Board of Directors at the Meeting.

Continuing Directors

         David E. Sharbutt. Mr. Sharbutt has been Chairman and a director since the Company was founded in July 1998 and was named Chief Executive Officer in October 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. Mr. Sharbutt was employed by CHR Solutions as a Senior Consultant from October 1999 until November 2000. He was employed by CHR Solutions from 1977 through 1999, where he worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services. Before he joined CHR Solutions, Mr. Sharbutt was employed with Southwestern Bell.

         Michael R. Budagher. Mr. Budagher has served as a director of the Company since December 1998. Mr. Budagher was the founder of Specialty Constructors, a wholly owned subsidiary of Specialty Teleconstructors, Inc., a wireless infrastructure installation company. He served as the President, Chairman of the Board, Chief Executive Officer and Chief Operating Officer of Specialty from 1990 to 1999. Mr. Budagher is also a founder, stockholder and the President of Specialty Antenna Site Resources, Inc. and was a founder and served as the President of Specialty Constructors Coatings, Inc. until March 1997. He also serves as the Managing Member and President of the Budagher Family LLC as well as a Manager of West Texas PCS, LLC, both non-public limited liability companies.

         Scotty Hart. Mr. Hart has served as a director since the Company was founded in July 1998. He has also served as General Manager of South Plains Telephone Cooperative, a wireline and wireless telecommunications company, since April 1995, and previously as Assistant Manager of South Plains Telephone Cooperative. Mr. Hart is currently Vice President of SPPL, Inc., Chairman of the General Partners Committee for Caprock Cellular Limited Partnership and past Chairman for Texas RSA3 Limited Partnership, all affiliates of South Plains Telephone Cooperative. He is also General Manager of South Plains Advanced Communications & Electronics, Inc., a wholly-owned subsidiary of South Plains Telephone Cooperative, and Secretary of Alamo Cellular, Inc., a non-public holding company with interests in a wireless telecommunications service provider and an affiliate of South Plains Advanced Communications & Electronics, Inc. In addition, he is the general partner and a limited partner of Lubbock HLH, Ltd. He was President of Alamo IV LLC until its dissolution in November 1999. Mr. Hart also serves as a director of Texas Statewide Telephone Cooperative, Inc., a non-public company.

         Schuyler B. Marshall. Mr. Marshall has served as a director of the Company since November 1999. He has served as President of the Rosewood Corporation, the primary holding company for the Caroline Hunt Trust Estate, since January 1999. From 1996 through 1998, he served as Senior Vice President and General Counsel, and Executive Director of the Rosewood Corporation, and as director and president of various of its subsidiaries. He currently serves as a member of the advisory board of Rosewood Capital IV, L.P., a San Francisco based venture capital fund that will focus on e-commerce, telecommunications and other consumer oriented investments. Prior to his employment with the Rosewood Corporation, Mr. Marshall was a senior shareholder with Thompson & Knight, P.C., in Dallas, where he practiced law since 1970.

         Tom M. Phelps. Mr. Phelps has served as a director of the Company since December 1998. Mr. Phelps has served as Chief Executive Officer of Nebraska Wireless since October 2000. From September 1997 to October 2000 he served as Executive Vice President and General Manager of ENMR Telephone Cooperative, a telecommunications services provider, and of Telecommunications Holdings East, since September 1997. From September 1997 to October 2000 Mr. Phelps was also Executive Vice President of Plateau Telecommunications, Inc., a wireless and wireline telecommunications provider and wholly owned subsidiary of Telecommunications Holdings East. Additionally, Mr. Phelps served as Assistant Manager of ENMR Telephone Cooperative and its wholly owned subsidiaries from 1995 to 1997, and as Area Manager of GTE Corporation, a telephone service provider, from 1994 to 1995.

         Michael V. Roberts. Mr. Roberts has served as a director of the Company since his appointment to the Board of Directors on February 14, 2001 in connection with the completion by the Company of its acquisition of Roberts Wireless Communications, L.L.C. ("Roberts Wireless"), of which Mr. Roberts formerly was a 50% owner. Mr. Roberts is co-founder of Roberts Broadcasting Company which owns several television stations in medium-sized markets in the U.S. and has served as that company's Chairman and Chief Executive Officer since its founding in 1989. Mr. Roberts is also the founder of companies involved in commercial real estate development, construction management, corporate management consulting and communications towers. He is currently a director of ACME Communications, Inc., which owns and operates broadcast television stations.

         Steven C. Roberts. Mr. Roberts has served as a director of the Company since his appointment to the Board of Directors on February 14, 2001 in connection with the completion by the Company of its acquisition of Roberts Wireless, of which Mr. Roberts formerly was a 50% owner. Mr. Roberts is co-founder of Roberts Broadcasting Company and has served as that company's President and Chief Operating Officer since its founding. Mr. Roberts is the founder of companies involved in commercial real estate development and communications towers. He is currently a director of Southside Bancshares Corp. and Falcon Products Inc.

         Messrs. Michael V. Roberts and Steven C. Roberts are brothers. There is no family relationship among any other directors or executive officers of the Company.

Committees of the Board of Directors of the Company

         During fiscal 2000, the Board of Directors of the Company met on 18 occasions and acted by written consent on four occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors of the Company, except for Mr. Budagher who attended 67% of the meetings.

         The Board of Directors has established seven committees. The following are the standing committees:

             o   Audit Committee;

             o   Business Practices Committee;

             o   Compensation Committee;

             o   Due Diligence Committee;

             o   Finance Committee;

             o   Stock Option Plan Committee; and

             o   Nominating Committee.

         Audit Committee. The Audit Committee functions pursuant to a written charter, which was adopted by the Board of Directors and is attached hereto as Appendix A. The Audit Committee has such powers as are set forth in the charter and such other powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with, among other things, recommending to the Board of Directors the engagement or discharge of independent public accountants, reviewing the plan and results of the auditing engagement with the independent auditors of the Company and with the officers of the Company, reviewing with the officers of the Company the scope and nature of the Company's internal accounting controls and reporting to the Board of Directors on the Audit Committee's activities, conclusions and recommendations. The current members of the Audit Committee are Messrs. Clapp, Phelps and White. During fiscal 2000, the Audit Committee met on five occasions.

         The Common Stock is quoted on the National Market System of The Nasdaq Stock Market ("Nasdaq"). In late 1999, Nasdaq adopted rules which contained requirements relating to the structure and composition of the audit committees of the boards of directors of Nasdaq-listed companies. These rules require, among other things, that the audit committee of a Nasdaq-listed company consist of at least three members, all of whom must be both "independent" (as that term is defined under the rules) and "financially literate" (capable of reading and understanding fundamental financial statements, including a company's balance sheet, income statement and cash flow statement). These rules also provide that under exceptional and limited circumstances, one director who does not meet the criteria for "independence" may be appointed to the audit committee if the board of directors determines that the director's membership on the committee is required in the best interests of the company and its stockholders. Nasdaq requires that all listed companies come into compliance with these audit committee rules by June 14, 2001.

         Based on the definition of "independent" as set forth in the Nasdaq rules, Mr. Clapp fails to satisfy all of the criteria set forth in such definition. Mr. Clapp is the Managing Director, Acquisitions and Investments, for the Rosewood Corporation, which is a wholly-owned subsidiary of Caroline Hunt Trust Estate. The Rosewood Corporation may be deemed to have been an "affiliate" of the Company during 2000 and part of 2001 because the Rosewood Corporation indirectly beneficially owned in excess of 10% of the Company's common stock. Under the Nasdaq rules, a director is not "independent" if he was employed by any affiliate of the listed company within the past three years. However, the Board of Directors has determined that it is in the best interests of the Company and its stockholders that Mr. Clapp continue to serve as a member of the Audit Committee based on his experience and expertise in financial and accounting matters.

         Business Practices Committee. The Business Practices Committee is responsible for carrying out the purposes of the Interested Transactions Policy of the Company, including the formulation and publication of a written policy and the adoption of disclosure requirements governing any actual or perceived conflicts of interest and the disclosure of conflicts of interest for transactions and relationships that may involve potential conflicts of interest for any of the Company's officers, directors, principal stockholders and/or affiliates. The current members of the Business Practices Committee are Messrs. Marshall, Phelps and White. During fiscal 2000, the Business Practices Committee met on four occasions.

         Compensation Committee. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for the Company's officers. The current members of the Compensation Committee are Messrs. Budagher, Hyde and Marshall. Mr. Regan Silber, who resigned from the Board of Directors of the Company effective April 16, 2001, was a member of the Compensation Committee during all of fiscal year 2000 and was replaced by Mr. Budagher. During fiscal 2000, the Compensation Committee met on four occasions.

         Due Diligence Committee. The Due Diligence Committee is responsible for overseeing the due diligence efforts of the Company in regard to possible acquisitions and/or business combinations of other Sprint PCS affiliates. The current members of the Due Diligence Committee are Messrs. Budagher, Clapp, Hart and Steven C. Roberts. During fiscal 2000, the Due Diligence Committee met on one occasion.

         Finance Committee. The Finance Committee is responsible for providing budget oversight and dealing with capital structure issues. The current members of the Finance Committee are Messrs. Sharbutt, Clapp, Hart, Riley, Michael V. Roberts and White. During fiscal 2000, the Finance Committee met on six occasions

         Stock Option Plan Committee. The Stock Option Plan Committee is responsible for reviewing and approving the terms of any stock option grants or other awards under the long-term incentive plan and reviewing and approving the terms of any future stock option plans. The current members of the Stock Option Plan Committee are Messrs. Budagher, Hyde and Marshall. Mr. Silber was a member of the Stock Option Committee during all of fiscal year 2000 and was replaced by Mr. Budagher. During fiscal 2000, the Stock Option Plan Committee met on seven occasions.

         Nominating Committee.  The Nominating Committee is responsible for:

             o seeking out possible candidates for the Board of Directors;

             o reviewing the slate of directors to be elected by the stockholders;

             o reviewing the qualifications for candidates for corporate officers and recommending the officers for approval by the Board of Directors; and

             o   evaluating the performance of current directors.

         The current members of the Nominating Committee are Messrs. Sharbutt, Budagher, Clapp, Hyde, Marshall, Riley, Phelps, Michael V. Roberts, Steven C. Roberts and White. During fiscal 2000, the Nominating Committee did not have any meetings.

         The Nominating Committee will consider candidates proposed by stockholders for nomination. A stockholder who wishes to nominate a director at a meeting of stockholders must comply with the advance notice requirements set out in the Company's By-laws.


                             Executive Officers

                  The following table sets forth information concerning the Company's executive officers as of May 25, 2001. Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Name                         Age                        Title
----                         ---                        -----
David E. Sharbutt             51        Chairman of the Board of  Directors
                                        and Chief Executive Officer

Kendall W. Cowan              47        Chief Financial Officer and Secretary

Loyd I. Rinehart              46        Senior Vice President of Corporate
                                        Finance

Anthony Sabatino              39        Chief Technology Officer and Senior
                                        Vice President of Engineering and
                                        Network Operations

         Set forth below is a brief description of the present and past business experience of each of the persons who serves as an executive officer of the Company who is not also serving as a director.

         Kendall W. Cowan. Mr. Cowan has been Chief Financial Officer of the Company since December 1999. From October 1993 to December 1999, he was a partner in the public accounting firm of Robinson Burdette Martin & Cowan, L.L.P. and from January 1986 to September 1993, he was a partner in the Lubbock and Dallas offices of Coopers & Lybrand. He provided consulting and accounting services to a wide range of clients at both firms including public companies. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Cowan is Chairman of the Board and a stockholder of ShaCo Xpress, Inc., a director of Robert Heath Trucking, Inc., and a member of C.C. & Co., L.L.C., all of which are non-public companies.

         Loyd I. Rinehart. Mr. Rinehart became the Senior Vice President of Corporate Finance of the Company in June 2000. From June 1998 to June 2000, Mr. Rinehart served as Chief Financial Officer of Affordable Residential Communities, the fourth largest owner of manufactured housing land-lease communities and one of the top three largest independent retailers of manufactured homes. From June 1995 to June 1998, Mr. Rinehart served as Executive Vice President of Plains Capital Corporation, a bank holding company based in Lubbock, Texas. He was responsible for all non-Lubbock banking operations, including due diligence, modeling, the purchase or the establishment of additional locations and ultimately management. Prior to his employment with Plains Capital Corporation, Mr. Rinehart served as Chief Financial Officer of First Nationwide, a $15 billion thrift, and its predecessor financial institutions. Mr. Rinehart is a Certified Public Accountant.

         Anthony Sabatino. Mr. Sabatino became the Chief Technology Officer and Senior Vice President of Engineering and Network Operations of the Company in July 2000. From 1995 to July 2000, he was the National Radio Frequency (RF) Engineering Director for Sprint PCS and was an initial member of the SPCS corporate launch team. Mr. Sabatino developed all SPCS National RF Engineering Standards. He also acted as design lead for a SPCS new RF Interference Analysis Tool. Mr. Sabatino is a director and President of the PCIA Cost Sharing Clearinghouse and a member of the University of Kansas Advisory Committee representing electrical engineering.


                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 16, 2001 (except as otherwise indicated) with respect to the number of shares of Common Stock beneficially owned by each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock, the number of shares of Common Stock beneficially owned by each executive officer, director and nominee for director of the Company, and all current executive officers and directors of the Company as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

                                           Number Of Shares
                                             Beneficially        Percentage Of
Name And Address (1)                          Owned (2)             Ownership


5% Stockholders:

Caroline Hunt Trust Estate                  8,801,866 (3)             9.57%
100 Crescent Court, Suite 1700
Dallas, TX 75201

                                            8,769,732 (4)             9.54%
South Plains Telephone
Cooperative, Inc.
2425 Marshall Street
Lubbock, TX 79415
Budagher Family, LLC                        7,312,776 (5)             7.95%
3702 Holland Avenue
Dallas, TX 75219

Taylor Telephone Cooperative, Inc           5,175,700 (6)             5.63%
9796 N. Interstate 20
Merkel, TX 79536

Directors and Executive Officers:

David E. Sharbutt                           1,369,724 (7)             1.48%
Michael R. Budagher                         7,312,776 (5)             7.95%
Ray M. Clapp                                107,175 (8)               *
Kendall W. Cowan                            291,000 (9)               *
Scotty Hart                                 29,300 (10)               *
Thomas Hyde                                 28,000 (11)               *
Schuyler B. Marshall                        138,500 (12)              *
Tom M. Phelps                               31,325 (13)               *
Thomas F. Riley, Jr.                        166,500                   *
Loyd I. Rinehart                            33,334 (14)               *
Michael V. Roberts                          6,753,750 (15)            7.35%
Steven C. Roberts                           6,763,650 (16)            7.36%
Anthony Sabatino                            30,000 (17)               *
Jimmy R. White                              29,014 (18)               *
All Directors and Executive Officers
as a Group (14 persons)                     23,083,798                24.83%


*Less than one percent.

(1) Except as otherwise indicated in the footnotes below, the address for each executive officer and director is 5225 S. Loop 289, Lubbock, Texas 79424.

(2) Percentage of ownership is based on 91,946,843 shares of Common Stock outstanding as of April 16, 2001. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to that common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(3) The share information reflected is based upon a statement on Amendment No. 1 to a Schedule 13D filed jointly by Caroline Hunt Trust Estate, The Rosewood Corporation, Rosewood Financial, Inc., Rosewood Management Corporation and Fortress Venture Capital II, L.P. on April 12, 2001 with the Securities and Exchange Commission (the "SEC"). The Rosewood Corporation is a wholly-owned subsidiary of Caroline Hunt Trust Estate and Rosewood Financial, Inc. is an indirect wholly-owned subsidiary of Caroline Hunt Trust Estate and The Rosewood Corporation. Rosewood Management Corporation is a wholly owned subsidiary of The Rosewood Corporation and serves as the general partner of Fortress Venture Capital II, L.P. Caroline Hunt Trust Estate and The Rosewood Corporation may be deemed to be the beneficial owner of the shares held of record by Rosewood Financial, Inc., as a result of their parent-subsidiary relationship. Rosewood Management Corporation may be deemed to be the beneficial owner of the shares held of record by Fortress Venture Capital II, L.P., as a result of its general partner status. Caroline Hunt Trust Estate, The Rosewood Corporation and Rosewood Financial, Inc. may be deemed to be the beneficial owner of the shares held of record by Fortress Venture Capital II, L.P., as a result of their parent-subsidiary relationship with Rosewood Management Corporation. Caroline Hunt Trust Estate, The Rosewood Corporation and Rosewood Financial, Inc. disclaim beneficial ownership of any shares held by Rosewood Management Corporation or Fortress Venture Capital II, L.P., and Rosewood Management Corporation and Fortress Venture Capital II, L.P. disclaim beneficial ownership of any shares held by Caroline Hunt Trust Estate, The Rosewood Corporation and Rosewood Financial, Inc. The address for The Rosewood Corporation, Rosewood Financial, Inc., Rosewood Management Corporation and Fortress Venture Capital II, L.P. is the same address for Caroline Hunt Trust Estate.

(4)   The share information reflected is based upon a statement on a
      Schedule 13D filed jointly by South Plains Telephone Cooperative, Inc. and South Plains Advanced Communications & Electronics, Inc. on February 7, 2000 with the SEC. South Plains Advanced Communications is a wholly-owned subsidiary of South Plains Telephone Cooperative, which may be deemed to be the beneficial owner of the shares held of record by South Plains Advanced Communications. South Plains Telephone Cooperative and South Plains Advance Communications share voting and investment power for these shares, as a result of their parent-subsidiary relationship. The address for South Plains Advanced Communications is the same as the address for South Plains Telephone Cooperative.

(5)   The share information reflected is based upon a statement on a
      Schedule 13D filed jointly by Mr. Budagher, Budagher Family, LLC and West Texas PCS, LLC on February 26, 2001 with the SEC. Budagher Family, LLC owns 100% of the membership interests in West Texas PCS, LLC and Mr. Budagher and his spouse and children own 100% of the membership interests in Budagher Family, LLC, each of which may also be deemed to be the beneficial owner of the shares held by West Texas PCS. Includes 28,000 shares issuable to Mr. Budagher pursuant to options currently exercisable and 7,284,776 shares for which Budagher Family, LLC, West Texas PCS and Mr. Budagher share voting and investment power, as a result of their parent-subsidiary and control person relationships. Mr. Budagher is the sole Manager and President of Budagher Family, LLC and the sole Manager of West Texas PCS. The address for Budagher Family, LLC and West Texas PCS is the same as the address for Mr. Budagher.

(6)   The share information reflected is based upon a statement on a
      Schedule 13D filed jointly by Taylor Telephone Cooperative, Inc. and Taylor Telecommunications, Inc. on February 7, 2000 with the SEC. Taylor Telecommunications is a wholly-owned subsidiary of Taylor Telephone Cooperative, which may be deemed to be the beneficial owner of the shares held of record by Taylor Telecommunications. Taylor Telephone Cooperative and Taylor Telecommunications share voting and investment power for these shares, as a result of their parent-subsidiary relationship. The address for Taylor Telecommunications is the same as the address for Taylor Telephone Cooperative.

(7) Includes 242,500 shares held individually by Mr. Sharbutt, 48,824 shares held in Mr. Sharbutt's 401(k) plan, 593,200 shares beneficially owned by Five S, Ltd., 200 shares beneficially owned by Mr. Sharbutt's children and 485,000 shares issuable pursuant to options currently exercisable. Mr. Sharbutt is a limited partner of Five S, Ltd. and President of Sharbutt Inc., the general partner of Five S, Ltd., and may be considered a beneficial owner of the shares owned by Five S, Ltd. Mr. Sharbutt disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Additionally, Mr. Sharbutt is a director, shareholder and the President of US Consultants, Inc., the general partner of Harness, Ltd., which holds 292,938 shares of Common Stock. Mr. Sharbutt disclaims beneficial ownership of the shares owned by Harness, Ltd. The address for Five S Ltd. is 4606 91st Street, Lubbock, Texas 79424 and the address for Harness, Ltd. is P.O. Box 65700, 4747 S. Loop 289, Lubbock, Texas 79464.

(8) Includes 64,175 shares held individually by Mr. Clapp and 43,000 shares issuable pursuant to options currently exercisable. Excludes 8,801,866 shares held by Caroline Hunt Trust Estate and its subsidiaries, as to which Mr. Clapp disclaims beneficial ownership. Mr. Clapp is the Managing Director, Acquisitions and Investments for the Rosewood Corporation, which is a wholly-owned subsidiary of the Caroline Hunt Trust Estate. The address for Mr. Clapp is the same as the address for Caroline Hunt Trust Estate.

(9)   These shares are issuable pursuant to options currently exercisable.

(10) Includes 1,000 shares held individually by Mr. Hart, 28,000 shares issuable pursuant to options currently exercisable and 300 shares held by Lubbock HLH, Ltd. Mr. Hart controls Lubbock HLH, Ltd. and is a beneficial owner of the shares held by Lubbock HLH, Ltd. Excludes 8,769,732 shares held by South Plains Advanced Communications & Electronics, Inc., as to which Mr. Hart disclaims beneficial ownership. Mr. Hart is the General Manager of South Plains Telephone Cooperative and South Plains Advanced Communications & Electronics, a wholly owned subsidiary of South Plains Telephone Cooperative. Mr. Hart's address is the same as the address for South Plains Telephone Cooperative.

(11) Includes 28,000 shares issuable pursuant to options currently exercisable. Excludes 5,175,700 shares held by Taylor Telecommunications, Inc., as to which Mr. Hyde disclaims beneficial ownership. Mr. Hyde is the Manager of Taylor Telephone Cooperative, Inc. and Taylor Telecommunications, a wholly owned subsidiary of Taylor Telephone Cooperative. Mr. Hyde's address is the same as the address for Taylor Telephone Cooperative.

(12) Includes 110,000 shares held individually by Mr. Marshall, 500 shares held indirectly in an IRA account for Mr. Marshall and 28,000 shares issuable pursuant to options currently exercisable. Excludes 8,801,866 shares held by Caroline Hunt Trust Estate and its subsidiaries, as to which Mr. Marshall disclaims beneficial ownership. Mr. Marshall is the President of Rosewood Financial, Inc. and the Rosewood Corporation, both of which are wholly-owned subsidiaries of the Caroline Hunt Trust Estate. Additionally, Mr. Marshall is a Director of various Caroline Hunt Trust Estate subsidiaries. The address for Mr. Marshall is the same as the address for Caroline Hunt Trust Estate.

(13) Includes 3,325 shares held individually by Mr. Phelps and 28,000 shares issuable pursuant to options currently exercisable.

(14) These shares are issuable pursuant to options exercisable within 60 days.

(15) Includes 6,752,500 shares held individually by Mr. Roberts, 1,000 shares held by Mr. Roberts and his wife together and 250 shares owned by Roberts Broadcasting Company. Mr. Roberts is the Chairman, Chief Executive Officer and principal stockholder of Roberts Broadcasting Company and may be considered a beneficial owner of the shares owned by Roberts Broadcasting Company.

(16) Includes 6,754,500 shares held individually by Mr. Roberts, 2,500 shares held by Mr. Roberts and his wife together, 1,000 shares held by Mr. Roberts' wife, 5,400 shares Mr. Roberts' wife holds in custodial accounts for their minor children and 250 shares owned by Roberts Broadcasting Company. Mr. Roberts is the President and Chief Operating Officer and principal stockholder of Roberts Broadcasting Company and may be considered a beneficial owner of the shares owned by Roberts Broadcasting Company. Mr. Roberts disclaims beneficial ownership of the shares of Common Stock held in custodial accounts for his minor children.

(17)  These shares are issuable pursuant to options currently exercisable.

(18) Includes 1,014 shares held individually by Mr. White and 28,000 shares issuable pursuant to options currently exercisable. Mr. White's address is Highway 87 North, Dalhart, TX 79022.


          Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities file with the SEC, and with each exchange on which the Common Stock trades, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by the SEC's regulations to furnish the Company with copies of all
Section 16(a) forms they file.

         Based solely on review of the copies of such reports furnished to the Company, the Company believes that during 2000, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.


                           Executive Compensation

         The following table sets forth the compensation received by the Chief Executive Officer of the Company and other executive officers of the Company who were serving in such capacities on December 31, 2000 (the "Named Executive Officers") with respect to the Company's 2000 fiscal year.

Summary Compensation Table

                            Annual Compensation       Long-Term Compensation

                                                      Securities
Name And Principal                                    Underlying   All Other
Position                    Year  Salary    Bonus     Options      Compensation
                                                                   (1)

David E. Sharbutt           2000  $204,166  $146,024               $20,434
Chief Executive Officer     1999  $43,750   $43,750   1,697,500

Kendall W. Cowan            2000  $162,500  $100,163               $19,889
Chief Financial Officer     1999  $12,500   $12,500   1,455,000

Loyd I. Rinehart            2000  $87,500   $23,908   100,000
Senior Vice President
of Corporate Finance

W. Don Stull                2000  $66,987   $25,663   48,501       $111,462
Former Chief Technology     1999  $90,000   $58,875   145,500
Officer (2)                 1998  $16,108   $0        ____

Jerry W. Brantley           2000  $175,000  $75,942                $29,075
Former President and Chief  1999  $175,000  $142,309  1,697,500
Operating Officer (3)       1998  $43,077   $25,823   ____
----------------
(1) The amounts reflected in the All Other Compensation column represent the following payments and benefits: Mr. Sharbutt - $11,223 for company-paid life insurance premiums and $9,211 for Company contributions to the Company 401(k) plan; Mr. Cowan - $12,163 for Company-paid life insurance and $7,726 for Company contributions to the company 401(k) plan; Mr. Stull - $100,000 for severance payments and $11,462 payment in lieu of annual bonus; Mr. Brantley - $29,075 for Company - paid life insurance premiums.
(2) Mr. Stull served as Chief Technology Officer of the Company from October 1998 to September 2000.
(3) Mr. Brantley served as President and Chief Operating Officer of the Company from October 1998 to January 2001.


Stock Option Grants in Last Fiscal Year

      The table below provides information regarding stock options granted to the Named Executive Officers in fiscal year 2000 and hypothetical gains for the options through the end of their respective ten year terms. In accordance with applicable requirements of the SEC, the Company has assumed annualized growth rates of the market price of the Common Stock over the exercise price of the option of 5% and 10%, running from the date the option was granted to the end of the option term. Actual gains, if any, depend on the future performance of the Common Stock and overall conditions and the information in this table should not be construed as an estimate of future stock price growth. The Company did not grant any stock appreciation rights in fiscal year 2000.


                                                                        Potential
                                                                        Realizable
                                % of Total                              Value at Assumed
                   Number of    Options                                 Annual Rate of
                   Securities   Granted to    Exercise                  Stock Price
                   Underlying   Employees In  Price        Expiration   Appreciation
Name               Options      Fiscal Year   (Per Share)  Date         for Option Term

                                                                          5%($)       10%($)

Loyd I. Rinehart   100,000 (1)   4.69%        $12.375      6/12/10     $778,257    $1,972,256
----------------
 (1)   Options become exercisable with respect to one-third of the shares subject thereto on June 19 of 2001, 2002 and 2003. All options become fully vested and exercisable upon a change in control of the
       Company.



Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table provides summary information regarding option exercises in 2000 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 2000.


                                             Number of Securities
                   Shares                    Underlying Unexercised      Value Of Unexercised
                   Acquired                  Options at Fiscal           in-the-money Options
                   On           Value        Year-End(#)                 at Fiscal Year-End
Name               Exercise(#)  Realized ($) (Exercisable/Unexercisable) (Exercisable/Unexercisable) (1)

David E. Sharbutt  242,500      3,843,625    485,000/970,000             0/0
Kendall W. Cowan   0            __           291,000/1,164,000           0/0
Loyd I. Rinehart   0            __           0/100,000                   0/0
Jerry W. Brantley  242,500      3,843,625    363,750/1,091,250           1,403,469/0
W. Don Stull       0            __           105,499/0                   $731,899/0

----------------
(1)      The values in this column are based upon the closing price of the
         Common Stock on December 29, 2000 of $6.9375 per share.


Employment Agreements

         David E. Sharbutt. The Company is a party to an employment agreement with David E. Sharbutt, effective October 1, 1999. This employment agreement has a three-year term and provides that Mr. Sharbutt receive a minimum base salary of $175,000, payable no less often than semi-monthly, subject to increases at the Company's discretion. Mr. Sharbutt is entitled to receive a bonus of up to $43,750 for each calendar quarter in which the Company meets certain corporate milestones. In addition, the employment agreement also provides for Mr. Sharbutt to be granted a total of 1,697,500 stock options, with one-third of the options vesting on each September 30th during the employment term. Mr. Sharbutt is also entitled to $5,000,000 in term life insurance coverage, reimbursement for reasonable business expenses, $1,250 per month as a vehicle and club dues allowance, reimbursement for vehicle business mileage at the standard rate set by the Internal Revenue Service, and such incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to the Company's other executives with comparable responsibilities, subject to the terms of those programs.

         If the Company terminates Mr. Sharbutt's employment other than for cause or non-performance, as defined in the employment agreement, the Company would be required to pay him severance pay equal to one year's base salary and all stock options granted to him under the agreement would become vested and exercisable. If Mr. Sharbutt should terminate his employment agreement for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary and the unpaid balance of his salary that would have been payable to him through September 30, 2002 and he will be entitled to a vesting of the portion of his options that would have become vested on the first September 30th following the date of his termination. If Mr. Sharbutt is terminated by the Company within one year after a change in control (as defined in the agreement) for any reason other than cause, he will be entitled to severance pay equal to the unpaid balance of the base salary which would have been payable to him through September 30, 2002 and all stock options granted to him under the agreement will become vested and exercisable.

         Pursuant to the employment agreement, Mr. Sharbutt has agreed not to compete with the Company during his employment and not to compete with the Company within a defined area for a period of two years following termination of his employment (subject to certain exceptions). Further, Mr. Sharbutt has agreed not to disclose any of the Company's confidential information at any time during or subsequent to his employment with the Company without its written consent.

         Kendall W. Cowan. The Company is a party to an employment agreement with Kendall Cowan, effective December 1, 1999. This employment agreement has a five-year term and provides that Mr. Cowan receive a minimum base salary of $150,000, subject to increases at the Company's discretion. In addition, the employment agreement provides for Mr. Cowan to be granted a total of 1,455,000 stock options, with one-fifth of the options vesting on each November 30th during the employment term. Mr. Cowan is entitled to receive a bonus of up to $37,500 for each calendar quarter in which the Company meets certain corporate milestones. Mr. Cowan is also entitled to reimbursement for reasonable business expenses, a $600 per month vehicle allowance, reimbursement for vehicle business mileage at the standard mileage rate set by the Internal Revenue Service, and such incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to the Company's other executives with comparable responsibilities, subject to the terms of those programs. Pursuant to the employment agreement, the Company will pay the costs of all continuing professional education courses required for Mr. Cowan to maintain his certified public accountant license, as well as all professional dues and licenses attributable to his certified public accountant license.

         If the Company terminates Mr. Cowan's employment for other than cause or non-performance, as defined in the employment agreement, the Company would be required to pay him severance pay equal to one year's base salary and all stock options granted to him under the agreement will become vested and exercisable. If Mr. Cowan should terminate his employment for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary and the unpaid balance of his salary which would be payable to him through November 30, 2004 and he will be entitled to a pro rata vesting of the options that would otherwise have become vested on the first November 30th following the date of his termination.

         Mr. Cowan has agreed, pursuant to the employment agreement, not to compete with the Company during his employment and for a period of two years following termination of his employment (subject to certain exceptions). Further, Mr. Cowan has agreed not to disclose any of the Company's confidential information at any time during or subsequent to his employment with the Company without its written consent.

         Loyd I. Rinehart. The Company is a party to an employment agreement with Loyd I. Rinehart effective June 1, 2000. This employment agreement has a five-year term and provides that Mr. Rinehart receive a minimum base salary of $150,000, payable no less often than semi-monthly, subject to increases at the Company's discretion. Mr. Rinehart is entitled to receive bonuses of up to (i) $25,000 for each calendar quarter in which the Company meets certain corporate milestones and (ii) $200,000 based on the acquisitions of POPs (not including POPs assigned by Sprint) in any calendar year, reduced by bonuses paid under (i) above. The maximum bonus Mr. Rinehart can receive in one calendar year will be the greater of (i) or
(ii) above. Mr. Rinehart is also entitled to reimbursement for reasonable business expenses, relocation from Denver, Colorado to Lubbock, Texas, a $600 per month vehicle allowance, reimbursement for vehicle business mileage at the standard mileage rate set by the Internal Revenue Service, and incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to the Company's other executives with comparable responsibilities, subject to the terms of those programs. Pursuant to the employment agreement, the Company will pay the costs of all continuing professional education courses required for Mr. Rinehart to maintain his certified public accountant license, as well as all professional dues and licenses attributable to his certified public accountant license.

         If the Company terminates Mr. Rinehart's employment for other than cause or non-performance, both as defined in the employment agreement, the Company would be required to pay him severance pay equal to one year's base salary. If Mr. Rinehart should terminate his employment for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary and the unpaid balance of his salary which would be payable to him through May 31, 2005. Mr. Rinehart has agreed, pursuant to the employment agreement, not to compete with the Company during his employment and for a period of two years following termination of his employment (subject to certain exceptions detailed in his employment agreement). Further, Mr. Rinehart has agreed not to disclose any of the Company's confidential information at any time during or subsequent to his employment with the Company without its written consent.

         Jerry W. Brantley. Prior to Mr. Brantley leaving the Company, the Company was a party to an amended and restated employment agreement with him, effective October 1, 1999. On January 23, 2001, the Company announced that Mr. Brantley left the Company and is pursuing other interests.

         W. Don Stull. Before his departure from the Company, the Company was a party to an amended and restated employment agreement with W. Don Stull, effective October 29, 1999. Mr. Stull left the Company on September 20, 2000. In connection with the termination of his employment, Mr. Stull entered into a separation and release agreement with the Company. In addition to the payments described under the "All Other Compensation" column in the summary compensation table, vesting was accelerated with respect to an aggregate of 57,001 of Mr. Stull's options pursuant to the separation agreement.

Compensation of Directors

         The Company does not pay cash fees to its non-employee directors. Pursuant to the long-term incentive plan, each of the Company's directors is granted an initial option to purchase 28,000 shares of Common Stock on the date he or she joins the Board of Directors. All initial options will expire on the tenth anniversary of the date of grant. In addition to the initial option, each independent director will receive an annual grant pursuant to the long-term incentive plan of an option to purchase that number of shares of Common Stock equal to $60,000 divided by the fair market value of Common Stock on the date of grant. The annual option will be granted on the date of the first full meeting of the Board of Directors following the end of each fiscal year. The annual option will immediately vest on the date of grant and will expire on the tenth anniversary of the date of grant. The exercise price of options granted to independent directors equal to the fair market value of the Common Stock on the date of grant. All of the Company's directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or committees thereof.

Compensation Committee Interlocks and Insider Participation

         During fiscal year 2000, the Compensation Committee consisted of Messrs. Marshall, Hyde and Silber. Mr. Silber resigned from the Board of Directors of the Company effective April 16, 2001. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for the Company's officers. None of these committee members are or have been executive officers of the Company or its subsidiaries.

         In 2000, the Company entered into various arrangements with Mericom Corporation and its affiliates for site acquisition, RF engineering and fixed network design. Mr. Silber holds an indirect minority interest in Mericom Corporation, which is a privately-held provider of planning, design, deployment, maintenance and operations services for wireless telecommunications networks. During fiscal year 2000, the Company paid approximately $1.0 million under these arrangements. On February 14, 2001, the Company completed its acquisition of Washington Oregon Wireless, LLC ("WOW"), a wholly-owned subsidiary of WOW Holdings, LLC ("WOW Holdings") through the merger of WOW Holdings with and into the Company. Mr. Silber was a member of the board of managers of WOW Holdings. Mr. Silber is also a principal of Silpearl Associates, LLC, which is an affiliate of WOW Investment Partners, L.P., which owned approximately 44.4% of the outstanding membership interests of WOW Holdings. WOW Investment Partners, L.L.C. holds the sole general partner interest of WOW Investment Partners, L.P. The sole membership interest of WOW Investment Partner L.L.C. is held by Silpearl Associates, LLC. Mr. Silber indirectly owns 50% of the membership interests, and is the President, of Silpearl Associates, LLC. Following the closing of the acquisition of WOW, Mr. Silber received 915,193 shares of Common Stock and approximately $1.5 million in cash as a distribution from WOW Investment Partners, L.P. Mr. Silber did not participate in the Board of Directors vote to approve the WOW Holdings merger.

Compensation Committee Report on Executive Compensation

         The Company's executive compensation philosophy reflects its belief that the compensation of executives should:


         o be linked to achievement of its business and strategic goals;

         o be aligned with the interests of stockholders through awards of stock options and other stock-based compensation;

         o recognize individual contributions, as well as overall business results; and

         o result in attracting, motivating and retaining highly-talented executives to serve it.

         To achieve these objectives, the Company's current compensation program consists of the following elements:

         o        base salary;

         o annual incentive compensation, the receipt of which is based on:

         o        its financial performance from year to year; and/or

         o        significant individual contributions; and

         o long-term incentive compensation, primarily in the form of stock options.


         CEO Compensation. The structure of Mr. Sharbutt's fiscal 2000 compensation was based in part on comparisons to the compensation of executives in similar positions with other companies in the industry, as well as Mr. Sharbutt's level of responsibility, experience and contribution to the Company's business objectives and the Board's ongoing assessment of the Company's operations. In accordance with such factors, the Company entered into an employment agreement with Mr. Sharbutt, effective October 1, 1999 (see "Employment Agreements--David E. Sharbutt"). This agreement provides for Mr. Sharbutt's base salary and eligible quarterly bonuses upon the achievement of certain performance targets established by the Board of Directors. The Board believes that the structure of Mr. Sharbutt's compensation, with its emphasis on the Company's performance, is in the best interest of the Company's stockholders because it more closely aligns the interests of Mr. Sharbutt and the Company's stockholders. Mr. Sharbutt's fiscal year 2000 bonus was paid as a result of the achievement by the Company of performance targets related to EBITDA, revenue per user and subscriber targets.

         Other Executive Officer Compensation. The Company's philosophy for the compensation of its other executive officers focuses on each individual's level of responsibility, experience and contribution to the Company's business objectives and the Board's ongoing assessment of the Company's operations. The Board of Directors places emphasis on compensation that closely aligns the executive's interests with the stockholders' interests. Therefore, a significant percentage of each executive officer's total compensation is tied to the Company's performance through:


         o bonus eligibility, based on a combination of its performance and individual achievement; and

         o        stock option awards.


         Deductibility of Compensation to Executive Officers. The federal income tax law limits the deductibility of certain compensation paid to the chief executive officer and the four most highly compensated executives (the "covered employees") in excess of the statutory maximum of $1 million per covered employee. The organization and compensation committee's general policy is, where feasible, to structure the compensation paid to the covered employees so as to maximize the deductibility of such compensation for federal income tax purposes; however, the committee shall retain the flexibility, where necessary to promote the incentive and retention goals described above, to pay compensation which may not be deductible.

                          Compensation Committee:

                                Thomas Hyde
                            Schuyler B. Marshal
                             Reagan W. Silber*

----------------
* Mr. Silber resigned from the Board of Directors of the Company effective April 16, 2001.



                             PERFORMANCE GRAPH

         The following performance graph compares the cumulative total stockholder total return on the common stock of the Company from February 3, 2000 through December 31, 2000 against the cumulative total return of The Nasdaq Stock Market (U.S. Companies) Index, The Nasdaq Stock Market Telecommunications Index and a peer group selected by the Company for the same period. The peer group consists of the following three companies (which, together with the Company, represent all of the Sprint PCS network partners whose stock was publicly traded over the relevant measurement period): Airgate PCS, Inc., UbiquiTel Inc. and US Unwired Inc.

                            [GRAPHICS OMITTED]

 Date      Alamosa (1)    Nasdaq Telecom     Nasdaq Composite      Sprint PCS
                                                                Affiliate Index

02/03/00     $100.00         $100.00             $100.00              $100.00
02/29/00     $213.24         $109.91             $111.53              $132.43
03/31/00     $222.06         $106.15             $108.59              $142.57
04/28/00     $167.65          $85.77              $91.68              $115.88
05/31/00      $88.24          $72.70              $80.76               $34.67
06/30/00     $122.79          $83.87              $94.19               $40.38
07/31/00     $117.65          $77.19              $89.46               $37.93
08/31/00     $146.32          $80.09              $99.89               $53.43
09/29/00      $95.22          $70.31              $87.22               $34.25
10/31/00      $89.34          $60.12              $80.02               $30.29
11/31/00      $59.47          $44.63              $61.69               $17.32
12/29/00      $47.06          $44.64              $58.67               $28.81
------------------
(1) The common stock of the Company began trading on The Nasdaq National Market on February 3, 2000, under the symbol "APCS." Prior to that date there was no public market for the common stock of the Company.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation of Alamosa PCS, LLC

         On July 24, 1998, Alamo IV LLC, Rosewood Telecommunications, L.L.C., Tregan International Corp., West Texas PCS, LLC and Longmont PCS, LLC formed Alamosa PCS, LLC. Those investors received membership interests in exchange for their capital commitments. The investors amended the formation documents on December 11, 1998 to allow for a new member, Yellow Rock PCS, L.P., and to modify their membership interests and capital commitments. Yellow Rock agreed to contribute a total of $400,000 of capital in exchange for a 0.82% membership interest in Alamosa PCS, LLC. Pursuant to the agreement, Yellow Rock committed to a funding schedule beginning with a payment of $123,711 on December 15, 1998 and ending on January 1, 2001. The original investors retained the remaining 99.18% membership interest in Alamosa PCS, LLC in exchange for their capital commitments of $48,100,000. In November 1999, the members of Alamo IV LLC dissolved Alamo IV LLC and distributed Alamo IV's membership interest in Alamosa PCS, LLC to Alamo IV's members.

         The obligations to commit capital and the other regulations under the formation documents were eliminated when the Company reorganized from a limited liability company to a holding company structure prior to the closing of the Company's initial public offering in February 2000.

EDC Credit Facility Guarantees

         In connection with the credit agreement entered into between Nortel and the Company, which Nortel assigned to EDC and the Company acknowledged, each of the Company's stockholders pledged its ownership interest in the Company to Nortel to guaranty the Company's obligations under the Nortel credit agreement. The rights and obligations of Nortel under the credit agreement were assigned to EDC. The Company's stockholders were required to secure their unfunded contributions with either a letter of credit or a marketable securities pledge agreement. Each guaranty, pledge, letter of credit and marketable securities pledge agreement terminated prior to the closing of the Company's initial public offering.

Agreements with CHR Solutions

         The Company has entered into a number of agreements with CHR Solutions as described in more detail below. During fiscal year 2000, the Company paid CHR Solutions approximately $6.3 million under these agreements. David Sharbutt, the Company's Chairman and Chief Executive Officer, was at the time the agreements were executed the President, Chief Executive Officer, a director and a shareholder of CHR Solutions. Mr. Sharbutt no longer holds any of these positions at CHR Solutions.

         o On July 27, 1998, the Company entered into an engineering service agreement with CHR Solutions that is to last through August 2001 for a maximum fee of approximately $7.0 million, excluding taxes.

         o As of April 9, 1999, the Company entered into a data communications services agreement with CHR Solutions to perform design and implementation services for the Company in connection with the Company's wide area network and local area networks for a maximum fee of $262,040, excluding taxes. The agreement lasts until the project is completed, unless either party terminates it earlier for cause.

         o As of October 8, 1999, the Company entered into a special service agreement with CHR Solutions to perform marketing and operations consulting services in selected areas in Wisconsin for a maximum fee of $100,000, excluding taxes. This agreement lasts until the project is completed, unless either party terminates it earlier.

         o As of October 8, 1999, the Company entered into a special service agreement with CHR Solutions to perform business planning and consulting services and a feasibility study in selected areas of Wisconsin for a fixed fee of $81,000. This agreement lasts until the project is completed, unless either party terminates it earlier.

         o As of October 8, 1999, the Company entered into a special service agreement with CHR Solutions to perform business planning and consulting services and a feasibility study in selected areas of the Company's territory for an estimated probable cost of $200,000, excluding taxes. This agreement lasts until the project is completed, unless either party terminates it earlier.

         o As of October 8, 1999, the Company entered into a special service agreement with CHR Solutions to provide the Company with radio frequency "drive testing" to predict the propagation characteristics of given areas in the Company's territory for an estimated probable cost of $62,085, excluding taxes. This agreement lasts until the project is completed, unless either party terminates it earlier.

         o As of November 20, 1999, the Company entered into a special service agreement with CHR Solutions, who provided the Company with marketing and operations consulting services for a maximum amount of $100,000, excluding taxes.

         o As of January 28, 2000, the Company entered into a professional services agreement with CHR Solutions to develop the sub-affiliate program from the development of a model through the execution of the sub-affiliate program. The estimated probable costs of the services are $248,000. Either party may terminate the agreement without penalty at any time with or without cause upon giving the other party 30 days prior written notice.

Agreements with Tech Telephone Company Limited Partnership

         As of April 6, 1999, the Company entered into a telecommunications service agreement with Tech Telephone Company Limited Partnership, an affiliate of CHR Solutions, to install and provide DS1 telecommunications lines between Sprint PCS and the Company's Lubbock operations and between the Company's Lubbock operations and the Company's other markets. The original term of the agreement is three years, with automatic renewal for successive 30-day terms until terminated by either party. As of August 13, 1999, the Company entered into a distribution agreement with TechTel Communications Corporation, an affiliate of CHR Solutions, authorizing it to become a third party distributor of Sprint PCS products and services for the Company in a standard agency agreement identical with numerous other agreements between the Company and other third party distributors. Pursuant to the distribution agreement, TechTel Communications Corporation is obligated to purchase ten handsets from the Company every quarter for the term of one year. During fiscal year 2000, the Company paid approximately $1.7 million under these agreements.

Agreement with American Tower Corporation

         In August 1998, the Company entered into a nonexclusive master site development and lease agreement for tower sites with OmniAmerica Development Corp., formerly known as Specialty Capital Services, Inc., a subsidiary of Specialty Teleconstructors, Inc. that has since merged with American Tower Corporation. Pursuant to the agreement, American Tower arranges for collocation of the Company's equipment, or constructs new facilities, in areas the Company identifies for build-out. The initial term of the master agreement expires in August 2003, with automatic renewal for three additional terms of five years each. The agreement provides for monthly payments aggregating to approximately $5.0 million per year, subject to an annual adjustment based on the Consumer Price Index. During fiscal year 2000, the Company paid approximately $2.4 million for these services.

         Michael Budagher, who is one of the Company's directors and a manager of West Texas PCS, LLC and Budagher Family, LLC, two of the Company's stockholders, was, at the time the agreement was entered into the Vice Chairman, Chief Operating Officer and a director of Specialty Teleconstructors, Inc., and the Chief Executive Officer, President and sole director of Specialty Capital Services, Inc. Michael Budagher is also a member and the General Manager of the Budagher Family, LLC, which was, at the time the agreement was entered into, a stockholder of Specialty Teleconstructors, Inc. Mr. Budagher no longer holds any of these positions at Specialty Capital Services, Inc. or Specialty Teleconstructors, Inc. However, he is a stockholder of American Tower Corporation.

Reserve of Shares by Underwriters

         As part of the initial public offering of Common Stock, the underwriters reserved a maximum of 10% of the shares of Common Stock sold in the offering for sale to the persons who were stockholders of the Company at the time prior to the offering at a price per share of $15.8525, the public offering price less the underwriting discount. The underwriters were not entitled to any discount or commission on these shares and the proceeds to the Company were the same as if the shares were sold to the general public. The persons who were stockholders of the Company at the time prior to the offering purchased 757,589 shares pursuant to this arrangement.

         In connection with the Company's initial public offering, Salomon Smith Barney Inc. reserved up to approximately five percent of the shares being offered as directed shares for sale at the initial public offering price to persons who were directors, officers or the Company's employees, or who were otherwise associated with the Company and its affiliates or employees, and who advised the Company of their desire to purchase these shares. The number of shares of common stock available for sale to the general public was reduced to the extent of sales of directed shares to any of the persons for whom they were reserved. A total of 535,000 shares of common stock were so purchased by such persons.

Agreements with Messrs. Michael V.  Roberts and Steven C.  Roberts

         On February 14, 2001, the Company completed its acquisition of Roberts Wireless. Messrs. Michael V. Roberts and Steven C. Roberts, who are directors of the Company, were the sole owners of Roberts Wireless. Pursuant to the terms of the merger agreement with Roberts Wireless, upon closing of the transaction, each of Messrs. Michael V. Roberts and Steven
C. Roberts was entitled to receive 6,750,000 shares of Common Stock and approximately $2.0 million in cash as consideration in respect of his ownership interests in Roberts Wireless. The terms of the acquisition agreement, including the consideration payable to Messrs. Michael V. Roberts and Steven C. Roberts, were determined on the basis of arm's length negotiations between the Company and Messrs. Michael V. Roberts and Steven
C. Roberts. Messrs. Michael V. Roberts and Steven C. Roberts were appointed to the Board of Directors of the Company upon completion of the Roberts Wireless acquisition.

         In connection with the acquisition of Roberts Wireless, the Company entered a number of arrangements with Messrs. Michael V. Roberts and Steven C. Roberts and certain companies affiliated with them as described in more detail below.

         o Loan Agreement with Messrs. Michael V. Roberts and Steven C. Roberts. On June 30, 2000, Alamosa Operations, Inc. ("Alamosa Operations"), a wholly-owned subsidiary of the Company (as lender) entered into a loan agreement with Messrs. Michael V. Roberts and Steven C. Roberts (as borrowers) whereby Alamosa Operations agreed to lend $10.0 million to Messrs. Michael V. Roberts and Steven C. Roberts. The proceeds from this loan were used to fund capital and operation requirements of Roberts and Roberts Tower Company ("Roberts Tower"), a corporation owned and operated by Messrs. Michael V. Roberts and Steven C. Roberts.

         o Roberts Wireless Loan Agreement. On July 31, 2000, Alamosa Operations (as lender) entered into a loan agreement with Roberts Wireless (as borrower). In connection with the loan agreement, Roberts Wireless assumed certain obligations of Messrs. Michael V. Roberts and Steven C. Roberts under the June 30 loan agreement to the extent the proceeds of that loan were used to make capital contributions to Roberts Wireless. As of December 31, 2000, approximately $23.8 million had been funded under the Roberts Wireless loan agreement. At the completion of the Roberts Wireless acquisition, the Roberts Wireless promissory note was transferred to Alamosa (Delaware) and contributed as equity to its wholly owned subsidiary, Alamosa Holdings, LLC.

         o Roberts Tower Loan Agreement. On October 18, 2000, Alamosa Operations (as lender) and Roberts Tower (as borrower) entered into a loan agreement whereby Alamosa Operations agreed to lend up to $15.0 million to Roberts Tower, to be used for the purposes of repaying all remaining amounts owed by Messrs. Michael V. Roberts and Steven C. Roberts under the June 30 loan agreement and funding the construction of wireless telecommunications towers for use by Roberts Wireless through the completion of the merger with Roberts Wireless. As of December 31, 2000, approximately $13.2 million had been funded under the Roberts Tower loan agreement. In February 2001 the loan was paid in full.

         o Joint Venture Development Agreement. On October 30, 2000, the Company and Messrs. Michael V. Roberts and Steven C. Roberts entered into a joint venture development agreement. Pursuant to the agreement, if either Mr. Michael V. Roberts or Mr. Steven C. Roberts (each a "Project Member") undertakes an international telecommunications business venture (a "Project") and desires for the Company to be involved in that Project, then before the Project Member enters into a letter of intent or binding agreement of any nature with another person regarding the Project, written notice must be given to the Company and the Company has 60 days to notify the Project Member of its desire to participate in the Project. During such 60 day period, the Company has the exclusive right to elect to participate in the Project. Promptly after the Company gives a notice of participation, the Company and the Project Member shall form a project entity and shall execute an agreement setting forth the terms, covenants, conditions and provisions for the purpose, ownership, management, financing and operating of the Project. Unless the Project Member and the Company agree to a different arrangement, the Company will have a 50% interest in each project entity and the Company will have full managerial control of each project entity. Except as described above, neither the Project Members nor the Company is obligated to bring to the other any opportunity to participate in a Project or any activity, domestic or international.

         o Consulting Agreements. On January 29, 2001, the Company entered into five-year consulting agreements with each of Messrs. Michael V. Roberts and Steven C. Roberts. The consulting agreements provide each of them with an annual compensation of $125,000, which is paid monthly.

         o Right of First Negotiation Agreement. On February 14, 2001, the Company and Roberts Tower entered into a right of first negotiation agreement which grants Roberts Tower a right to negotiate tower leases on a "build-to-suit" basis within the Company's present and future territory. During the term of the agreement, whenever the Company or one of its subsidiaries is required to "build to suit" communications towers within the present or future territories in which it operates, the Company must notify Roberts Tower and Roberts Tower will have the exclusive right for a period of 30 days to negotiate with the Company to provide such towers. After such 30 day period, if the Company has not reached an agreement with Roberts Tower, the Company may obtain such tower sites from other third parties. The term of this agreement is five years.

         o Resale Agreement. On February 14, 2001, the Company and Messrs. Michael V. Roberts and Steven C. Roberts entered into a resale agreement which permits Messrs. Michael V. Roberts and Steven C. Roberts to buy air time at a discount for resale on a basis no less favorable than any other similar agreement to which the Company may be a party. Messrs. Michael V. Roberts and Steven C. Roberts may resell such airtime anywhere where such resales are permitted under applicable law. Any arrangement between the Company and Messrs. Michael V. Roberts and Steven C. Roberts for resales and use of air time will be subject to all required approvals of Sprint, Sprint Spectrum and Sprint PCS and/or any other applicable Sprint entities.

         o Master Lease Agreement. On February 14, 2001, Roberts Wireless and Roberts Tower entered into a master lease agreement which provides for the lease from Roberts Tower by Roberts Wireless of certain buildings, towers, tanks and /or improvements thereon for the purpose of installing, operating and maintaining communications facilities and services thereon. The initial term of the master lease agreement expires in February 2006, and Roberts Wireless has the right to extend the initial term of the lease for four additional terms of five years each. The agreement provides for monthly payments aggregating to approximately $16,800 per year, subject to an annual adjustment of 4% per annum.

Other Related Party Transactions

         In January 2000, the Company entered into various arrangements with Mericom Corporation and its affiliates for site acquisition, RF engineering and fixed network design. Mr. Reagan Silber, who was one of the Company's directors, holds an indirect minority interest in Mericom Corporation. Mr. Silber resigned from the Board of Directors of the Company effective April 16, 2001. For a description of the arrangements involving Mericom and the Company, see "Compensation Committee Interlocks and Insider Participation."

         On February 14, 2001, the Company completed its merger with WOW Holdings. Mr. Silber was a member of the board of managers of WOW Holdings. Mr. Silber is also a principal of Silpearl Associates, LLC, an affiliate of WOW Investment Partners, L.P., which owned approximately 44.4% of the outstanding membership interests of WOW Holdings. For a description of the consideration received by Mr. Silber in connection with the WOW Holdings merger, see "Compensation Committee Interlocks and Insider Participation."

         In connection with the Company's distribution and sales of Sprint PCS wireless communications equipment, on December 28, 1998, the Company entered into a long-term agreement to lease space for a retail store in Lubbock, Texas with Lubbock HLH, Ltd., principally owned by Mr. Hart, who is one of the Company's directors and the general manager of South Plains Telephone Cooperative, Inc., one of the Company's stockholders. This lease has a term of 15 years and provides for monthly payments aggregating to approximately $110,000 a year, subject to adjustment based on the Consumer Price Index on the first day of the sixth lease year and on the first day of the eleventh lease year. During fiscal year 2000, approximately $100,000 was paid under this lease.


                           AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2000 with management and has received the written disclosures and the letter from PricewaterhouseCoopers LLP, the Company's independent auditors, required by Independent Standards Board Standard No. 1 (Independent Discussions with Audit Committee). The Audit Committee has also discussed with PricewaterhouseCoopers LLP the Company's audited financial statements for the fiscal year ended December 31, 2000, including among other things the quality of the Company's accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by management in its financial statements and the basis for the auditor's conclusions regarding the reasonableness of those estimates, and the auditor's independence, as well as the other matters required by Statement on Auditing Standards No. 61 of the Auditing Standards Board of the American Institute of Certified Public Accountants.

         Based on these discussions with PricewaterhouseCoopers LLP and the results of the audit of the Company's financial statements, the Audit Committee members recommended unanimously to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.


                            The Audit Committee:

                     Michael R. Budagher* Ray M. Clapp
                        Tom M. Phelps Jimmy R. White


----------------
* Mr. Budagher is no longer a member of the Audit Committee effective April 27, 2001.


                          RATIFICATION OF AUDITORS
                                (Proposal 2)

         At the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP to serve as auditors of the Company for its fiscal year ending December 31, 2001. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders do not ratify the selection, may reconsider its selection.

         Ratification of the appointment of independent auditors of the Company requires the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon who are present, either in person or by proxy, at the Meeting. With respect to the ratification of the appointment of auditors of the Company, abstentions from voting will have the same effect as voting against such matter and "broker non-votes," if any, will be disregarded and have no effect on the outcome of the vote.

         Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

         The Company has been informed by PricewaterhouseCoopers LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates. During the Company's fiscal year ended December 31, 2000, the Company was billed the following aggregate fees by PricewaterhouseCoopers LLP:

         Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP to the Company for professional services rendered for the audit of the Company's annual financial statements for the Company's fiscal year ended December 31, 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year was $193,158.

         Financial Information Systems Design and Implementation Fees. No fees were billed by PricewaterhouseCoopers LLP to the Company for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (financial information systems design and implementation services). No such services were rendered by PricewaterhouseCoopers LLP to the Company for the Company's fiscal year ended December 31, 2000.

         All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP to the Company for professional services rendered to the Company for its fiscal year ended December 31, 2000, other than the Audit Fees and Financial Information Systems Design and
Implementation Fees described in the preceding two paragraphs, was $1,617,879. The principal non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2000 were (i) assistance with SEC registration statements, (ii) assistance with business acquisitions and
(iii) tax and accounting consulting services.

         The Audit Committee of the Company's Board of Directors has concluded that the provision of these non-audit services is compatible with maintaining PricewaterhouseCoopers LLP's independence.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S AUDITORS.


 AMENDMENT AND RESTATEMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF
                         ALAMOSA (DELAWARE), INC.
                                (Proposal 3)

         The Board of Directors of Alamosa (Delaware) has approved an amendment and restatement of the Alamosa (Delaware) Certificate of Incorporation in the form of Appendix B hereto. Under applicable Delaware law, the amendment and restatement of the Alamosa (Delaware) Certificate requires the approval and adoption of such amendment and restatement by the sole stockholder of Alamosa (Delaware). However, as a result of the Pass-Through Voting Provisions, the sole stockholder of Alamosa (Delaware) may only vote its shares of Alamosa (Delaware) stock on the approval and adoption of the amended and restated Alamosa (Delaware) Certificate in proportion to, or as directed by, the vote of the Company's stockholders.

         The proposed amendment and restatement of the Alamosa (Delaware) Certificate serves two purposes. First, the proposed amendment will decrease the number of authorized shares of common stock of Alamosa (Delaware). Currently, the Alamosa (Delaware) Certificate authorizes Alamosa (Delaware) to issue up to 10,000 shares of capital stock consisting of (i) 9,000 shares of common stock, par value $0.01 per share and (ii) 1,000 shares of preferred stock, $0.01 par value per share. The amendment to the Alamosa (Delaware) Certificate would decrease the number of authorized shares of Alamosa (Delaware) common stock to 1,000 and eliminate the authorization of the Alamosa (Delaware) preferred stock. Decreasing the authorized capital stock will decrease Alamosa (Delaware)'s franchise taxes in the State of Delaware. Because Alamosa (Delaware) is a wholly owned subsidiary, Alamosa (Delaware) does not expect to issue any additional preferred or common shares in the foreseeable future.

         Second, the proposed amendment will eliminate certain provisions currently contained in the Alamosa (Delaware) Certificate that were appropriate for the certificate of incorporation of a public company but are no longer appropriate for the certificate of incorporation of a wholly owned subsidiary. Such provisions include a provision prohibiting stockholder action by written consent and a provision containing special voting and other substantive requirements for transactions between Alamosa (Delaware) and any "interested stockholder." Eliminating these provisions will allow Alamosa (Delaware) to more efficiently conduct its business.

         Approval and adoption of the amendment and restatement of the Restated Certificate of Incorporation of Alamosa (Delaware) requires the affirmative vote of the holders of a majority of the outstanding stock of the Company entitled to vote thereon. Abstentions from voting and "broker non-votes" will have the same effect as votes against the adoption of the amendment.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE ALAMOSA (DELAWARE) CERTIFICATE OF INCORPORATION.



                    SUBMISSION OF STOCKHOLDER PROPOSALS

         Stockholder proposals intended for inclusion in the next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Alamosa Holdings, Inc., at 5225 S. Loop 289, Lubbock, Texas 79424, and must be received by January 30, 2002. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by April 15, 2002. The Company's By-laws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the By-laws, not later than April 15, 2002 and not earlier than March 16, 2002.


                               OTHER MATTERS

         Copies of the Annual Report to Stockholders for fiscal 2000 are being mailed to stockholders simultaneously with this Proxy Statement.

         The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.
                          -----------------------

         The expense of proxy solicitation will be borne by the Company. The solicitation is being made by mail and may also be made by telephone, facsimile, or personally by directors, officers, and regular employees of the Company who will receive no extra compensation for their services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Common Stock.



                                         By Order of the Board of Directors,



                                         /s/ Kendall W. Cowan

                                         Kendall W. Cowan
                                         Chief Financial Officer and Secretary



                                                                     Appendix A

                           Alamosa Holdings, Inc.
                          Audit Committee Charter
                           Adopted April 25, 2000
                           Amended April 27, 2001


I.       PURPOSE OF THE COMMITTEE

         The Audit Committee (the "Committee") of Alamosa Holdings, Inc. (the "Company") is a committee of the Board of Directors. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial information which will be provided to the shareholders, potential shareholders, the investment community and others; (ii) the systems of internal controls which management and the Board of Directors have established; and (iii) the audit process.

II.      ORGANIZATION

         The Committee will be organized as follows:

         1. Frequency of Meetings. The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

         2. Size and Appointment of Committee. The Committee shall be comprised of three or more directors as appointed by the Board of Directors, who shall serve at the pleasure of the Board of Directors.

         3.       Qualifications.

                                    (a) All members shall be independent
                                    directors, except that, in exceptional
                                    and unusual circumstances, one member
                                    of the Committee may not be an
                                    independent director if he or she is
                                    neither a current employee of the
                                    Company nor a family member of an
                                    employee of the Company and the Board
                                    of Directors determines that the
                                    person's Committee membership is
                                    required by the best interest of the
                                    Company and its shareholders. An
                                    "independent director" is a person who:

                                            (i) is not employed by the
                                            Company or any of its
                                            affiliates for the current year
                                            or any of the past three years,

                                            (ii) does not accept any
                                            compensation from the Company
                                            or any of its affiliates in
                                            excess of $60,000 during the
                                            previous fiscal year, other
                                            than compensation for board
                                            service, benefits under a tax
                                            re-qualified retirement plan,
                                            or non-discretionary
                                            compensation,

                                            (iii) is not a member of the
                                            immediate family of an
                                            individual who is, or has been
                                            in any of the past three years,
                                            employed by the Company or any
                                            of its affiliates as an
                                            executive officer,

                                            (iv) is not a partner in, or a
                                            controlling shareholder or an
                                            executive officer of, any
                                            for-profit business
                                            organization to which the
                                            Company made, or from which the
                                            Company received, payments
                                            (other than those arising
                                            solely from investments in the
                                            Company's securities) that
                                            exceeded 5% of the Company's or
                                            the business organization's
                                            consolidated gross revenues for
                                            that year, or $200,000,
                                            whichever is more, in any of
                                            the past three years,

                                            (v) is not employed as an
                                            executive of another entity
                                            where any of the Company's
                                            executives serve on that
                                            entity's compensation
                                            committee, and

                                            (vi) does not have a
                                            relationship that, in the
                                            opinion of the Board of
                                            Directors of the Company, would
                                            interfere with the exercise of
                                            independent judgment in
                                            carrying out the
                                            responsibilities of a director.

                           Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in that person's home.

                  (b) All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. "Financial literacy" shall be determined by the Board of Directors in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. At least one member of the Committee shall have accounting or related financial management expertise, as such qualification may be determined in the business judgment of the Board of Directors. Committee members, if they or the Board of Directors deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Company or an outside consultant or firm.


III.     ROLES AND RESPONSIBILITIES

         In meeting its responsibilities, the Committee will:

         1. Communication with Auditor. Provide an open avenue of communication between the internal auditor, the independent accountant and the Board of Directors, including meeting with the internal auditor, the independent accountant and management in separate executive sessions to discuss any matters that the Committee or any of these persons believe should be discussed privately with the Committee.

         2. Charter. Review and update the Committee's charter annually.

         3. Accountability. Confirm with the independent accountant the accountant's ultimate accountability to the Board of Directors and the Audit Committee, as representatives of the shareholders.

         4. Oversight. Make recommendations to the Board of Directors as to the selection of the firm of independent public accountants to audit the books and accounts of the Company for each fiscal year, approve the compensation of the independent accountant, review and evaluate the independent accountant, and recommend to the Board of Directors the discharge of the independent accountant.

         5. Placement of Staff. Review and concur in the appointment, replacement, reassignment or dismissal of the Company's audit staff.

         6. Independence. Take action, or recommend that the full Board of Directors take action, to oversee the independence of the independent accountant by, among other things, (i) receiving from the independent accountant a formal written statement delineating all relationships between the accountant and the Company, consistent with Independence Standards Board Standard 1, and (ii) actively engaging in a dialogue with the accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountant.

         7. Risks. Inquire of management, the internal auditor and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

         8. Audit Scope. Review with the Company's audit staff the audit scope and plan, including the coordination of audit effort between the internal auditor and the independent accountant, to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

         9. Other Auditors. Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

         10. MD&A. Review Management's Discussion and Analysis (MD&A) included in Form 10-K.

         11. Annual Examination. Review with management and the independent accountant at the completion of the annual examination:

                  (a) The Company's annual financial statements and related footnotes.

                  (b) The independent accountant's audit of the financial statements its report thereon.

                  (c) Any significant changes required in the independent accountant's audit plan.

                  (d) Any serious difficulties or disputes with management encountered during the course of the audit.

                  (e) Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards or any other concerns.

                  (f)      The Company's compliance with its loan
                           agreements.

                  (g) The existence of significant estimates and the rationale behind those estimates as well as any significant changes in such estimates.

                  (h) All fees paid to the independent accountant for the previous fiscal year.

                  (i) Any significant transactions that were not a normal part of the Company's business.

                  (j)      Any change in accounting principles.

                  (k)      Any prior period adjustments.

                  (l) The initial reporting of any significant loss or gain contingency (or significant change in the magnitude of any contingency).

                  (m) The "Management Letter" from the independent accountants.

         12. Internal Controls. Consider and review with management, the independent accountant and the internal auditor:

                  (a) The adequacy of the Company's internal controls, including the adequacy of controls and security for management information systems and other information technology.

                  (b)      Any related significant findings and
                           recommendations of the independent accountant and internal audit together with management's responses thereto.

         13. Internal Review. Consider and review with management and the internal auditor:

                  (a) Significant findings during the year and management's responses thereto.

                  (b) Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

                  (c) Any changes required in the planned scope of their audit plan.

                  (d) The internal auditing department budget and staffing.

                  (e)      The internal audit department charter.

                  (f) The internal auditor's compliance with the Institute of Internal Auditors Standards for the Professional Practice of Internal Audits.


         14. Accounting Policies. Review with management and the Company's independent auditors such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company's financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the Securities and Exchange Commission or other regulatory body.

         15. Quarterly Reports. Confirm that the Company's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Company's independent auditors.

         16. Compliance. Review the Company's policies relating to compliance with laws and regulations; the Company's code of conduct; ethics; officers' expense accounts, perquisites, and use of corporate assets; conflict of interest and the investigation of misconduct or fraud. Determine the extent to which the planned audit scope of the internal auditor and independent accountant can be relied on to detect fraud.

         17. Legal Matters. Review legal and regulatory matters that may have a material impact on the financial statements, the Company's related compliance policies and programs and reports received from regulators.

         18. Report to Board. Report actions of the Committee to the Board of Directors with such recommendations as the Committee may deem appropriate.

         19. New Announcements. Review with management and the Company's independent public accountants the applicability and impact of any new pronouncements (or exposure drafts) issued by the Financial Accounting Standards Board or other applicable regulatory agencies.

         20. Appropriateness of Policies. Review with the internal auditor and independent accountant the appropriateness of accounting principles and financial disclosure practices used or proposed by the Company.

         21. Derivative Transactions. Review with management the Company's policies and controls, including reporting controls over derivative transactions, including Foreign Currency exposures and hedging activities.

         22. Investigations. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

         23. Other Functions. Perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

         24. Other Matters. Engage in such other matters relating to the accounting and audit practices of the Company as the Committee shall deem appropriate, such action thereby to be conclusive evidence at to its authority to act on behalf of and in the name of the Board of Directors of the Company.

         The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board of Directors. In carrying out these responsibilities, the Committee believes its policies and procedures should remain flexible in order that it can best react to changing conditions and environment and to assure the Board of Directors and shareholders that the Company accounting practices are in accordance with all requirements and are of the highest quality.

IV.      REPORTING REQUIREMENTS

         The Committee Chairperson will update the full Board of Directors regarding the significant items of discussion during each of the Committee's meetings. Additional reports on matters of special interest will be submitted to the Board of Directors as appropriate.

         In addition to Board of Director communication, an Audit Committee Report containing the following information will be included in the annual proxy statement: (1) whether the Committee has reviewed and discussed the audited financial statements with management,
         (2) whether the Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented, (3) whether the Committee has received form the independent auditors disclosures regarding their independence required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and had discussions with the independent auditors regarding the independent auditors' independence, and (4) whether the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K.


                                                                     Appendix B


                            AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION
                                     OF
                          ALAMOSA (DELAWARE), INC.

               --------------------------------------------

                  Pursuant to Sections 242 and 245 of the
                      Delaware General Corporation Law
               --------------------------------------------


                  Alamosa (Delaware), Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:

                  (1) The name of the Corporation is Alamosa (Delaware), Inc. The Corporation was originally incorporated under the name Alamosa PCS Holdings, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on October 19, 1999.


                  (2) This Amended and Restated Certificate of
Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the sole stockholder of the Corporation, in accordance with Sections 228, 242 and 245 of the GCL.

                  (3) This Amended and Restated Certificate of
Incorporation restates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

                  (4) The text of the Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

                  FIRST: The name of the Corporation is Alamosa (Delaware), Inc. (the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, each share having a par value of $0.01 per share (the "Common Stock").

                  FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                  (2) The Board of Directors shall be as from time to time fixed by resolution adopted by the affirmative vote of a majority of the active Board of Directors. Election of directors need not be by written ballot unless the By-laws so provide.

                  (3) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2001 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2002 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2003 annual meeting. At each succeeding annual meeting of stockholders beginning in 2004, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

                  (4) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                  (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                  (6) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-laws of the Corporation.

                  (7) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                  SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

                  SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  EIGHTH: Any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption under the GCL or this Restated Certificate of Incorporation the approval of stockholders of the Corporation shall, pursuant to subsection (g) of Section 251 of the GCL, require, in addition, the approval of the stockholders of Alamosa PCS Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote as if required by the GCL and/or this Amended and Restated Certificate of Incorporation.

                  IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this __ day of ___, 2001.

                                  ALAMOSA (DELAWARE), INC.
                                  a Delaware Corporation

                                  By:
                                     --------------------------
                                     Name:  David E. Sharbutt
                                     Title: Chairman of the Board of Directors
                                            and Chief Executive Officer



                           ALAMOSA HOLDINGS, INC.

                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                               JUNE 14, 2001

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Alamosa Holdings, Inc., a Delaware corporation (the "Company"), hereby appoints Loyd I. Rinehart and Richard
D. Day, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Holiday Inn--Park Plaza Hotel and Conference Center, 3201 S. Loop 289, Lubbock, Texas, on June 14, 2001, at 10:00 a.m., local time, and any and all adjournments and postponements thereof, with all powers the undersigned would posses if personally present, on the following proposals and any other matters coming before said meeting. The Board of Directors recommends a vote "FOR" each of proposals 1, 2 and 3.

1.       Election of directors of the Company

         [   ]   FOR all nominees listed below      [   ]   WITHHOLD AUTHORITY
                 (except as indicated)*                     for all nominees
                                                            listed below

         NOMINEES:   Class I:  Ray M. Clapp, Jr.  Thomas Hyde  Jimmy  R. White


                     Class II: Thomas F. Riley, Jr.

         *INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THAT INDIVIDUAL'S NAME.

2. Ratification of the appointment of PricewaterhouseCoopers, LLP as independent auditors for the year ending December 31, 2001

         [   ]  FOR         [   ]  AGAINST         [   ]  ABSTAIN

3. Approval and adoption of the amendment and restatement of the Restated Certificate of Incorporation of Alamosa (Delaware), Inc.

         [   ]  FOR         [   ]  AGAINST         [   ]  ABSTAIN

4. To transact any other business as may properly be brought before the Annual Meeting.


This proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted "FOR" each of proposals 1, 2 and 3 in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournments or postponements thereof to the extent permitted under applicable law.

Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.

NOTE: Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.



                                            -----------------------------------

                                            -----------------------------------
                                            Signature(s)                   Date